Exhibit 10.2

Remy International, Inc. 2902 Enterprise Drive • Anderson, Indiana 46013 USA
765-778-6499
Fax 765-778-6404

May 5, 2006

Kerry A. Shiba

27550 Glenwood Drive

Mission Viejo, CA 92692

Dear Kerry:

On behalf of Remy International, it is my pleasure to extend this offer of employment. I believe you will be a huge asset and am pleased to offer you the position of Senior Vice President, Chief Financial Officer reporting to me. I look forward to welcoming you as a Remy employee on Tuesday, May 9, 2006.

Our offer includes the following:

•	SALARY: Annualized salary of $375,000 that will be paid on a semi-monthly basis.

•	BENEFITS: You are eligible to be covered by our excellent benefit programs including personal umbrella liability insurance, executive life, executive disability, health, dental, prescription drug, vision, 401K, pension plan, paid holidays, and vacation days. Information regarding your benefits will be discussed during your benefit orientation. The Benefits Department will contact you after your start date to schedule a time to meet with you regarding your benefit eligibility and enrollment. You should be aware that our benefits programs are under review to ensure our competitiveness.

•	BONUS PROGRAM: You are eligible to participate in our Executive Bonus Program with a target bonus of 60% of base annual salary. The first year bonus will be paid based on nine (9) months of service.

•	SIGN-ON BONUS: We are offering you a sign-on bonus of $25,000, which is payable on your first paycheck and subject to all federal, state, and local taxes. Should you decide to leave Remy within your first year of employment, you will be required to repay a pro-rated share of your sign-on bonus.

•	RELOCATION: To assist you with your move, we are offering you a relocation package including up to six (6) months of temporary housing. Detailed information regarding your relocation package will be forthcoming in a separate package. You will be contacted by a representative of Lexcion Group to coordinate your move. Additionally, should you decide to leave Remy International within eighteen (18) months of your start date, you will be required to repay Remy International for cost including but not limited to, the full cost of your relocation.

•	VACATION: You will be eligible for 3 weeks vacation, 8 paid holidays and 4 floating holidays for the 2006-year.

•	SEVERANCE: After completion of six (6) months of employment and upon your resignation for “Good Reason” (as defined in Appendix A) or termination by Remy without “Cause” (as defined in Appendix A) you will receive an amount equal to the sum of 12 months base salary and earned bonus subject to required withholding. This amount is payable over a twelve (12) month period in equal semi-monthly installments.

Kerry A. Shiba

•	SUCCESS PAYMENT: Upon the occurrence of a Corporate Transaction (as defined in Appendix A), you will be entitled, if you are employed by Remy on the date of such occurrence, to receive from Remy, as additional compensation, a transaction success payment (the “Success Payment”), as follows;

(a) up to an amount equal to 2% of total Net Proceeds (as defined in Appendix A) above $9,000,000; and

(b) an amount equal to 50% of the Net Proceeds in excess of $4,000,000 to $8,000,000.

Please note that our offer is contingent upon the following:

1.	Successful completion and passing of a drug screen. The drug screen should be completed prior to your first day. The enclosed yellow sheet details the process and how to find a location. Please contact Kelly Witter 765-778-5948 with any questions.

2.	Successful verification of your U.S. citizenship and/or approved employment eligibility in the United States (See I-9 form). Your I9 documentation will be verified on your first day.

3.	Successful completion of a reference, background, and criminal check.

We would like to welcome you to Remy International. We look forward to you joining our team and sincerely hope that you will accept this offer of employment. Please indicate your acceptance to our offer by signing below and returning the offer within five business days. You will need to come to our Corporate Headquarters Building at 8:15 AM on your first day to complete your HR paperwork, which is attached to the enclosed pink checklist. If you have any questions, do not hesitate to contact us.

Sincerely,	Acceptance:

/S/ John H. Weber	/S/ Kerry A. Shiba
John H. Weber
President and	Date: May 9, 2006
Chief Executive Officer

Enclosures

Appendix A

“Good Reason” means and will be deemed to exist if, without your consent, (a) you suffer a material diminution in your duties, responsibilities or effective authority or any adverse changes in your titles or positions, (b) You suffer a reduction of your “Base Salary” or target bonus opportunity below that which is set forth in this Offer Letter; or (c) Remy fails to pay you any earned compensation or to provide your vested benefits when due and payable and which is not cured within a reasonable period of time after receipt of notice, or (d) if your work location is relocated more than 25 miles.

“Cause” means (a) you engage in gross misconduct or gross negligence in the performance of your duties for Remy or any of its subsidiaries, (b) you embezzle assets of Remy or any of its subsidiaries, (c) you are convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, or (d) your breach of any restrictive covenant set forth in the Offer Letter.

“Corporate Transaction” means the direct or indirect sale or other disposition for value (to an entity or person unrelated or unaffiliated with Remy or Citicorp) of the equity interests in Remy or the assets of Remy.

“Net Proceeds” means the fair value of the aggregate and cumulative consideration received, less the aggregate of any transaction costs of any kind borne directly or indirectly by Remy or the Remy equity interest holders, and actually paid or distributed to the Remy equity interest holders in connection with an Corporate Transaction.